Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

HD Supply, Inc:

The audits referred to in our report dated May 9, 2008 with respect to the consolidated statements of operations of HD Supply Inc. and subsidiaries (Successor Company) and the related statements of stockholders’ equity and comprehensive income (loss), and cash flows for the period August 30, 2007 to February 3, 2008, and the combined statements of operations of HD Supply, Inc. and HD Supply Canada Inc. wholly owned subsidiaries of The Home Depot, Inc. (Predecessor Company) and the related combined statements of owner’s equity and cash flows for the period January 29, 2007 to August 29, 2007, included the related financial statement schedule as of February 3, 2008 and the period ended August 29, 2007. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We were not engaged to audit, review, or apply any procedures to the adjustment to retrospectively apply the change in presentation regarding the Creative Touch Interiors segment described in Note 17 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustment was appropriate and has been properly applied. That adjustment was audited by a successor auditor.

We consent to the use of our report included herein.

/s/ KPMG LLP

Orlando, FL

April 13, 2010